Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement, dated April 20, 2018 (this “Agreement”), is by and among Vitamin Shoppe, Inc. (the “Company”) and the entities and natural Persons set forth on Exhibit A hereto (collectively, “Shah Capital”).

WHEREAS, a member of Vintage Capital (as defined below) has nominated certain individuals for election as directors at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”);

WHEREAS, Shah Capital Beneficially Owns (as defined below) shares of common stock of the Company, par value $0.01 per share (the “Common Shares”), totaling 4,276,142 Common Shares, or approximately 17.7% of the outstanding Common Shares as of the date hereof;

WHEREAS, on March 19, 2018, Vintage Capital Management, LLC and certain of its Affiliates (collectively, “Vintage Capital”) and Shah Capital jointly filed a Schedule 13D (the “Schedule 13D”) with the Securities and Exchange Commission (the “SEC”) disclosing the formation a “group” among Vintage Capital and Shah Capital (the “13D Group”) for the purpose of, among other things, seeking representation on the Company’s board of directors (the “Board”), and reporting aggregate beneficial ownership of 7,707,255 Common Shares, or approximately 31.8% of the outstanding Common Shares as of the date hereof;

WHEREAS, Shah Capital and the Company have determined to come to an agreement with respect to the composition of the Board and certain related matters; and

WHEREAS, concurrent with the execution of this Agreement, Vintage Capital and the Company are entering into a Cooperation Agreement with respect to the composition of the Board and certain related matters (the “Vintage Cooperation Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Board Representation and Board Matters.

(a)    Shah Capital shall immediately cease all solicitation efforts in connection with the 2018 Annual Meeting. Shah Capital shall not file with the SEC, or mail or otherwise deliver to the Company’s stockholders, any proxy statement or proxy card in respect of the 2018 Annual Meeting.

(b)    The Company will, as promptly as practicable, take all action necessary to increase the size of the Board by up to five directors to up to 15 directors such that there would be up to five vacancies on the Board and appoint (i) pursuant to and in accordance with the Vintage Cooperation Agreement, Melvin L. Keating (the “Vintage Designee”) (it being understood that the Vintage Designee will be appointed to the Board within five days of the date of this Agreement); (ii) Himanshu Shah and Sing Wang (the “Shah Designees”) (it being understood that the Shah Designees will be appointed to the Board within five days of the date of this Agreement); (iii) one independent director (who shall not be a current employee of, and shall not have been an employee (within one year prior to the date of being designated hereunder) of, Vintage Capital or Shah Capital or any of their Affiliates (collectively, the “Applicable Criteria”)) to be proposed by the Company and reasonably acceptable to Shah Capital and Vintage Capital (the “Company Designee”) (it being understood that the Company Designee will be appointed to the Board within five business days of the later of the agreement of such person to serve as a director and such person being determined to be acceptable); and (iv) one independent director who shall satisfy the Applicable Criteria and shall be mutually acceptable to Vintage Capital, Shah Capital and the Company (the “Independent Designee” and, together with the Vintage Designee, the Shah Designees and the Company Designee, the “New Directors”) (it being understood that the Independent Designee will be appointed to the Board within five business days of the later of the agreement of such person to serve as a director and such person being determined to be acceptable) to fill the five newly created vacancies. If, despite the parties’ good faith efforts to identify the Company Designee or the Independent Designee, either such director has not been identified and approved prior to the filing of the Company’s definitive proxy statement for the 2018 Annual Meeting, such director shall be appointed immediately following the 2018 Annual Meeting or as promptly as practicable thereafter once such director is identified and approved in good faith in accordance with the terms of this Agreement.

(c)    Notwithstanding Section 1(b), the Board, following the appointment of the Vintage Designee and the Shah Designees, will consider not appointing the Company Designee and/or the Independent Designee. If the Board makes such a determination, the term New Directors shall include only the Vintage Designee and the Shah Designees and all references to the size of the Board and the number of directors in this Agreement shall be reduced by up to two directors, as applicable.

(d)    Subject to the exception in the last sentence of Section 1(b) regarding the Company Designee and the Independent Designee, the Company’s slate of nominees for election as directors of the Company at the 2018 Annual Meeting and the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) shall include the New Directors (or any respective Replacements thereof). The Company will use reasonable best efforts to cause the election of the New Directors (or any respective Replacements thereof) to the Board at the 2018 Annual Meeting and 2019 Annual Meeting (including, in each case, recommending that the Company’s stockholders vote in favor of the election of the New Directors (or any respective Replacements thereof) (along with all of the Company’s other nominees) and otherwise supporting the New Directors (and any respective Replacements thereof) for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees). At the 2018 Annual Meeting, the only matters to appear on the agenda of the meeting will be: (1) the election of directors; (2) an advisory and non-binding vote to approve named executive officer compensation; (3) the approval of the Company’s 2018 Long-Term Incentive Plan; (4) the amendment and restatement of the Company’s 2010 Employee Stock Purchase Plan; and (5) the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company.

(e)    Upon the resignation of Colin Watts, the current Chief Executive Officer of the Company, the Company shall cause Mr. Watts to resign from the Board and all committees thereof, and the Company shall immediately reduce the size of the Board by one director. Upon the appointment of a successor Chief Executive Officer, the Company will increase the size of the Board by one director, and will appoint the successor Chief Executive Officer to the Board.

(f)    The Company shall hold the 2018 Annual Meeting not later than June 30, 2018. At the 2018 Annual Meeting, four of the directors serving on the Board on the date hereof (other than the Chief Executive Officer or the New Directors) shall not be nominated for re-election as directors by the Company. After the 2018 Annual Meeting and prior to the completion of the 2019 Annual Meeting, the Board shall not increase the size of the Board to more than 11 directors.

(g)    Should any Shah Designee resign from the Board or become unable to serve on the Board for any reason before the completion of the 2019 Annual Meeting, Shah Capital will have the right to appoint to the Board a replacement director (a “Replacement”) who shall meet the Applicable Criteria and be reasonably acceptable to the Board.

(h)    Should either the Company Designee or the Independent Designee resign from the Board or become unable to serve on the Board for any reason before the completion of the 2019 Annual Meeting, Vintage Capital, Shah Capital and the Company shall mutually agree on a Replacement who shall meet the Applicable Criteria.

(i)    The appointment of a Replacement will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form), interviews with members of the Board (if requested) and a customary background check). The Company will use its reasonable best efforts to complete its approval process as promptly as practicable and in any event within 10 business days following receipt of all necessary information and conclusion of interviews. Except as otherwise specified in this Agreement, upon the appointment to the Board of a Replacement for any Shah Designee, all references in this Agreement to the term “Shah Designee” will include such Replacement.

(j)    Each New Director will be entitled to the same director benefits as other members of the Board, including (i) compensation for his or her service as a director and reimbursement for his or her expenses on the same basis as all other non-employee directors of Company; (ii) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

(k)    Notwithstanding anything to the contrary in this Agreement, no New Director, during his or her service as a director of Company, will be prohibited from acting in his or her capacity as a director or from complying with his or her fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

(l)    Prior to the appointment of the New Directors, the Board will take all action necessary to determine that each New Director is deemed to be (i) a member of the “incumbent board” (or similar term) for purposes of the Company’s contracts and agreements; and (ii) a member of the Board as of the beginning of any applicable two-year measurement period for the purposes of any applicable “change of control” (or similar term) concept in the Company’s contracts and agreements.

(m)    Effective immediately upon the execution of this Agreement, Vintage Capital and Shah Capital hereby dissolve the 13D Group and shall promptly file an amendment to the Schedule 13D that dissolves the 13D Group (the “Dissolution 13D”).

2.    Certain Other Matters.

(a)    For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until 12:01 a.m., Eastern time, on the 15th business day prior to the advance notice deadline for making director nominations (as calculated pursuant to the Company’s bylaws in effect on the date of the Agreement) at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”).

(b)    During the Standstill Period, no member of Shah Capital shall, directly or indirectly:

(i)    (A) nominate, give notice of an intent to nominate, or recommend for nomination a person for election at any meeting of the Company’s stockholders at which directors are to be elected, it being understood that nothing in this Agreement will prevent Shah Capital or its Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting so long as such actions do not create a public disclosure obligation for Shah Capital or the Company, are not publicly disclosed by Shah Capital and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Shah Capital’s normal practices in the circumstances; (B) initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; (C) submit any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any meeting of the Company’s stockholders; (D) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any meeting of the Company’s stockholders; (E) initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of the Company’s stockholders or any solicitation of written consents of the Company’s stockholders; (F) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s stockholders; or (G) seek, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

(ii)    with respect to the Company, knowingly encourage, advise or influence any other Person or assist any other Person in so knowingly encouraging, assisting or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Company’s recommendation in connection with such matter);

(iii)    other than solely with other members of Shah Capital and their Affiliates, (A) form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (including any group with Vintage Capital and its Affiliates) or (B) deposit any securities of the Company into a voting trust, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (other than delivering to the Company or its designee a proxy in connection with a solicitation made by or on behalf of the Company);

(iv)    make any request for stockholders list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(v)    institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees; provided, that nothing shall prevent any member of Shah Capital from (A) bringing litigation to enforce the provisions of this Agreement; (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Shah Capital; (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement; (D) complying with a validly issued legal process; or (E) exercising statutory appraisal rights;

(vi)    make any public recommendation or other public statement with respect to mergers, acquisitions or other business combinations or extraordinary transactions involving the Company (“Extraordinary Transactions”) or solicit or knowingly encourage any third party to make an offer or proposal with respect to any Extraordinary Transaction (or to refrain from doing so);

(vii)    enter into any negotiations, agreements, arrangements or understandings with any other Person with respect to the matters set forth in this Section 2(b); or

(viii)    contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 2(b).

The restrictions set forth above in this Section 2(b) shall not apply for the duration of any period that the Company is not in material compliance with its obligations under Section 1 and Section 18 after written notice of such material non-compliance has been provided to the Company and the Company has been given a reasonable opportunity to cure such material non-compliance; provided that such notice and opportunity to cure shall not apply in the case of material noncompliance with Section 1.

(c)    At the 2018 Annual Meeting and the 2019 Annual Meeting, and at any meeting of stockholders held prior to the expiration of the Standstill Period, Shah Capital shall cause all Voting Securities that are Beneficially Owned by it (i) to be present for purposes of establishing a quorum and (ii) to be voted in favor of the election of all director candidates nominated by the Board and otherwise in accordance with the Board’s recommendation, including in favor of each other matter recommended for stockholder approval by the Board.

(d)    If at any time following the date of this Agreement, Shah Capital’s aggregate Net Long Position in the Common Shares is less than 10% of the then-outstanding Common Shares (the “10% Ownership Level”), (i) Shah Capital shall lose its right to identify one Shah Designee (and his/her Replacement), (ii) the Company shall not be obligated to appoint such Shah Designee, (iii) the Company shall not be obligated to nominate such Shah Designee (or any respective Replacement) for election to the Board at any meeting of stockholders at which directors are to be elected occurring after the time at which Shah Capital no longer satisfies the 10% Ownership Level, and (iv) such Shah Designee (or any respective Replacement) shall, if requested by the Board, immediately resign from the Board and all committees thereof. If at any time following the date of this Agreement, Shah Capital’s aggregate Net Long Position in the Common Shares is less than 5% of the then-outstanding Common Shares (the “Minimum Ownership Level”), (i) Shah Capital shall lose its right to identify any Shah Designee (and his/her Replacement), (ii) the Company shall not be obligated to appoint any Shah Designee, (iii) the Company shall not be obligated to nominate any Shah Designee (or any respective Replacement) for election to the Board at any meeting of stockholders at which directors are to be elected occurring after the time at which Shah Capital no longer satisfies the Minimum Ownership Level and (iv) any Shah Designee (or any respective Replacement) shall, if requested by the Board, immediately resign from the Board and all committees thereof. Prior to appointment to the Board, each Shah Designee and any Replacement shall execute an irrevocable resignation pursuant to which, if such resignation is requested, such person shall resign at such time at which Shah Capital no longer satisfies either the 10% Ownership Level or the Minimum Ownership Level.

(e)    The Company shall publicly issue its financial results for the first quarter of 2018 no later than May 9, 2018.

3.    Additional Agreements. The parties hereby agree to the matters set forth on Schedule A.

4.    Non-Disparagement. During the Standstill Period, Shah Capital and the Company agree not to make, or cause to be made (whether directly or indirectly), any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other party or their respective business, operations or financial performance, officers or directors or any Person who has served as an officer or director of either party in the past, or who serves on or following the date of this Agreement as an officer, director or agent of either party (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format or (c) to any stockholder, investor, analyst, journalist or member of the media (including in a television, radio, internet, newspaper or magazine interview). This Section 4 will not apply to any statement made in connection with any action to enforce this Agreement. Notwithstanding the foregoing, any private statement made by Shah Capital regarding the Company’s operational or stock price performance or any strategy, plans or proposal of the Company, that do not disparage any of the Company’s officers, directors or agents and that would not reasonably be likely to result in a required public disclosure by any person (“Opposition Statements”) will not be deemed to be a breach of this Section 4, except that any Opposition Statement will only speak to a matter that has been made public by the Company. The Company will be permitted to respond with a private statement similar in scope to any Opposition Statement.

5.    Public Announcements. Promptly following the execution of this Agreement, the Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit B (the “Press Release”). Neither the Company nor Shah Capital shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange (in each case as long as the requirement to make such disclosure does not arise from the disclosing party’s breach of this Agreement) or with the prior written consent of the other party. The Company acknowledges that Shah Capital intends to file this Agreement as an exhibit to the Dissolution 13D. The Company shall have reasonable advance review and consultation rights upon any Schedule 13D filing (or amendment thereto) made by Shah Capital with respect to this Agreement. Shah Capital acknowledges and agrees that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC. Shah Capital shall have reasonable advance review and consultation rights upon any Form 8-K filing (or amendment thereto) made by the Company with respect to this Agreement.

6.    Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles); and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.    Representations and Warranties of Shah Capital. Each member of Shah Capital severally and not jointly represents and warrants that, as of the date of this Agreement: (a) Shah Capital Beneficially Owns an aggregate of 4,276,142 Common Shares; and (b) Shah Capital has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any New Director in his or her capacity as a director or director nominee of the Company in connection with such New Director’s nomination and appointment to, or service on, the Board.

8.    Responsible Parties. Shah Capital shall cause its controlled Affiliates, agents and other Persons acting on its behalf to comply with the terms of this Agreement. The Company shall cause its directors, officers and controlled Affiliates to comply with the terms of this Agreement. Each of Shah Capital and the Company shall be responsible for any breach of the terms of this Agreement by such Persons, as applicable.

9.    Certain Defined Terms. For purposes of this Agreement:

(a)    “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)    “Beneficial Ownership” of Voting Securities means ownership of (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise).

(c)    “Net Long Position” means such Person’s net long position, as defined in Rule 14e-4 under the Exchange Act, mutatis mutandis, in respect of the Voting Securities.

(d)    “Nomination Notice” means the letter, dated March 9, 2018, delivered to the Company, giving notice to the Company of a member of Vintage Capital’s intent to, among other things, nominate individuals for election to the Board at the 2018 Annual Meeting.

(e)    “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(f)    “Voting Securities” means the Common Shares, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Common Shares or other securities, whether or not subject to the passage of time or other contingencies.

10.    Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have jurisdiction, other federal or state courts of the State of Delaware. Furthermore, each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have jurisdiction, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have jurisdiction, other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury with respect to any matter arising under or related to this Agreement; and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT (INCLUDING DISPUTES RELATING THERETO), BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.    No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

13.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, upon confirmation of receipt (but only if such confirmation is not automatically generated) or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd

Secaucus, New Jersey 07094

Attention:        David M. Kastin

                Senior Vice President, General Counsel and Corporate

                Secretary

Email:             David.kastin@vitaminshoppe.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:      Michael P. Brueck

              Shaun J. Mathew

Email:            michael.brueck@kirkland.com

              shaun.mathew@kirkland.com

if to Shah Capital:

Shah Capital Management, Inc.

8601 Six Forks Road, Suite 630

Raleigh, NC 27615

Attention:      Himanshu H. Shah

Email:           himanshu@shahcapital.com

14.    Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15.    Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

16.    Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. Any purported assignment of this Agreement shall be null and void. This Agreement, however, shall be binding on successors of the parties hereto.

17.    No Third Party Beneficiaries; Parties in Interest. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons. Without limiting the foregoing (i) the provisions of this Agreement shall be personal to, and enforceable solely by, Shah Capital and the Company and (ii) the provisions of the Vintage Cooperation Agreement (including with respect to the appointment of the Vintage Designee) shall be personal to, and enforceable solely by, Vintage Capital and the Company.

18.    Fees and Expenses. The Company shall reimburse Shah Capital for its reasonable and documented out-of-pocket costs, fees and expenses incurred and paid in connection with, relating to or resulting from its efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement; provided, that such reimbursement (together with any reimbursement to Vintage Capital pursuant to the Vintage Cooperation Agreement) shall not exceed $100,000 in the aggregate. Such reimbursement shall be made by the Company within ten business days following the submission by Vintage Capital and Shah Capital of a joint and reasonably detailed invoice specifying the amount of expenses to be reimbursed to each of Vintage Capital and Shah Capital and to whom shall the Company pay such amounts (it being understood that such invoice need not contain details which could result in a waiver of the attorney-client privilege). Except as provided in this Section 18, neither the Company, on the one hand, nor Shah Capital, on the other hand, will be responsible for any costs, fees or expenses of the other in connection with this Agreement.

19.    Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

20.    Amendments. This Agreement may only be amended pursuant to a written agreement executed by Shah Capital and the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

VITAMIN SHOPPE, INC.

By:	/s/ David M. Kastin
	Name:	David M. Kastin
	Title:	Senior Vice President, General Counsel
and Corporate Secretary

[Signature Page to Cooperation Agreement]

SHAH CAPITAL MANAGEMENT, INC.

By:	/s/ Himanshu H. Shah
	Name:	Himanshu H. Shah
	Title:	President & CIO

SHAH CAPITAL OPPORTUNITY FUND LP

By:	/s/ Himanshu H. Shah
	Name:	Himanshu H. Shah
	Title:	Managing Member

MR. HIMANSHU H. SHAH

/s/ Himanshu H. Shah
Himanshu H. Shah

[Signature Page to Cooperation Agreement]

EXHIBIT A

Shah Capital Management, Inc.

Shah Capital Opportunity Fund LP

Himanshu H. Shah

EXHIBIT B

Press Release

Vitamin Shoppe to Appoint New Independent Directors to Board

SECAUCUS, N.J. – April 23, 2018 – Vitamin Shoppe, Inc. (NYSE: VSI), an omni-channel, specialty retailer and contract manufacturer of nutritional products, today announced that it will appoint up to five new independent directors to its Board of Directors. Himanshu H. Shah, Sing Wang and Melvin L. Keating will join the Board immediately and the Board will be expanded accordingly. The Board may also appoint two additional independent directors at a later date. Each of the newly appointed directors will stand for election at the Company’s 2018 Annual Meeting of Stockholders. At that meeting, four current directors (other than Colin Watts) will not stand for reelection. Mr. Watts will leave the Board in connection with his previously announced departure from Vitamin Shoppe.

In connection with today’s announcements, Vitamin Shoppe has also entered into cooperation agreements with Shah Capital Management and certain of its affiliates (“Shah Capital”) and Vintage Capital Management, LLC and certain of its affiliates (“Vintage Capital”), which currently own approximately 17.7% and 14.8% of Vitamin Shoppe’s outstanding common stock, respectively. Pursuant to the cooperation agreements, Shah Capital and Vintage Capital will vote their shares in favor of all of Vitamin Shoppe’s director nominees at the Company’s 2018 and 2019 Annual Meetings of Stockholders and have agreed to abide by customary standstill provisions and voting commitments. The complete agreements will be included as exhibits to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Pursuant to the cooperation agreements, the Company has also agreed to commence a tender offer for its common stock on the terms and conditions described in the cooperation agreements. The Board appointments and capital return announced today follow a number of steps that Vitamin Shoppe has recently taken as it continues to execute its turnaround strategy to position itself as the Wellness Authority for its customers. In March 2018, Vitamin Shoppe repurchased $45.4 million in aggregate principle amount of its 2.25% Convertible Senior Notes due December 2020. Vitamin Shoppe has explored a range of strategic options for its Nutri-Force business and is pursuing a sale of the business. Other initiatives, such as SPARK Auto Delivery, continue to resonate with customers.

Commenting on the new Board members, Alexander W. Smith, Executive Chairman of the Board, stated, “We welcome Himanshu, Sing and Mel to the Board as they each bring relevant experience and perspectives in areas essential to our business. These appointments underscore our commitment to ongoing board refreshment and our focus on enhancing the skills and expertise represented on the Vitamin Shoppe Board.”

Brian R. Kahn, founder and managing member of Vintage Capital, said, “We are pleased that Vitamin Shoppe has added these outstanding new directors, who we believe will enhance the Board. We look forward to watching Vitamin Shoppe continue to focus on increasing stockholder value.”

Himanshu H. Shah, founder and managing member of Shah Capital, said, “The Vitamin Shoppe’s Board has demonstrated its responsiveness to its shareholders through this agreement. The infusion of new perspectives into the Board announced today will position it to realize its tremendous potential. I look forward to working together constructively towards our shared objective of enhancing value for all.”

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is an omni-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 900 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the composition of the Company’s board of directors, the Company’s potential growth and strategy, and the commencement of a tender offer. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control. The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

For further information: Analysts and Investors: Kathleen Heaney, 201-552-6430, ir@vitaminshoppe.com; Media: Crystal Carroll, 201-552-6328, crystal.carroll@vitaminshoppe.com

SCHEDULE A

(a)    No later than May 31, 2018, the Company shall commence (within the meaning of Rule 13e-4 under the Exchange Act), an issuer tender offer (the “Tender Offer”) to all stockholders of the Company to acquire Common Shares in an aggregate amount not to exceed $25,000,000 (the “Maximum Amount”) and at a price per share in cash not to exceed $5. If less than 5 million shares are tendered in the Tender Offer, then the Company will use the difference between the Maximum Amount and the amount actually paid by the Company in the Tender Offer (after taking into account any expenses incurred by the Company with regard to the Tender Offer) to repurchase a portion of the Company’s 2.25% Convertible Senior Notes due December 2020 (the “Convertible Notes”) at a purchase price reflecting a discount of 26% or more to the Convertible Notes’ principal amount.

(b)    The commencement of the Tender Offer will be subject to ratification by the Shah Designees and the Vintage Designee following their appointment to the Board.